United Water                                              United Water Resources
                                                               200 Old Hook Road
                                                  Harrington Park, NJ 07640-1799
                                                          telephone 201 784 7076
                                                          facsimile 201 767 6579

For immediate release

Contact:  Carolyn Iglesias
          201 767 2836

UNITED  WATER  RECEIVES  FINAL  APPROVAL  FROM  NEW  YORK   REGULATORS  FOR  ITS
ACQUISITION BY SUEZ LYONNAISE DES EAUX; CLOSING TO TAKE PLACE BY THE END OF JULY

HARRINGTON PARK, NJ, July 19, 2000--United Water Resources (NYSE: UWR) today announced that the New York State Public Service Commission (PSC) approved the acquisition of the company by Paris-based Suez Lyonnaise des Eaux (LY: Paris Bourse), the world leader in private infrastructure services. The PSC decision represents the final regulatory approval needed to conclude the transaction.

The closing of the transaction is now scheduled for July 26, 2000. Following the closing, United Water will maintain its corporate identity as a wholly owned subsidiary of Suez Lyonnaise des Eaux.

As announced by the company on July 12, shareholders of United Water's common stock will receive $35 in cash, plus a special dividend of $.30, and a pro rata share of the regular $.24 per share quarterly dividend for each common share they own as of the closing date.

With annual revenues of $32.5 billion, Suez Lyonnaise des Eaux is a world leader in private infrastructure services, with operations in more than 120 countries. The company is a market leader in the water sector serving 100 million consumers and 60,000 industrial clients. Suez Lyonnaise des Eaux has been a principal shareholder in United Water since 1994 following United Water's merger with GWC Corporation.

United Water is a holding company engaged in water-related businesses and real estate investments with a history that dates back to 1869. As the nation's second-largest water services company, United Water provides water and wastewater services through its

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regulated utilities and non-regulated municipal contract operations to more than
7.5 million people in over 400 communities in 17 states. The company has been continuously listed on the New York Stock Exchange since 1889 and has paid cash dividends on its common stock since 1886. For more information about United Water, please visit our web site at www.unitedwater.com.

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